SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Amendment No. 5 to the Registration Statement on Form S-4, of Eternal Energy Corp., of our report dated August 10, 2010 on our audit of the financial statements of American Eagle Energy Inc. as of April 30, 2010 and 2009, and for the fiscal years ended April 30, 2010 and 2009, which appears in the prospectus that is part of this Registration Statement.  We also consent to the reference to us under the caption “Experts” in such prospectus.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
October 10, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351